EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the Third Quarter

METAIRIE, La., Nov. 2, 2012 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended September 30, 2012 was $647,000, or $0.24 per diluted share, an increase of $151,000 from the third quarter of 2011. Net interest income was $2.6 million during the third quarter of 2012, an increase of $129,000 compared to the third quarter of 2011. Non-interest income for the September 30, 2012 quarter increased by $235,000 compared to the September 30, 2011 quarter due primarily to an increase in commissions earned on brokered reverse mortgage loans and an increase in gains on loans sold.  For the nine month period ended September 30, 2012, the Company reported net income of $1.8 million, or $0.64 per diluted share, compared to net income of $1.5 million, or $0.50 per diluted share for the nine month period ended September 30, 2011.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "Despite the inconvenience caused by Hurricane Isaac during the third quarter of 2012, we were pleased to maintain the increased levels of non-interest income derived from our mortgage lending operations, as well as the increases in interest income earned on loans attributable to the growth of our loan portfolio. Our banking facilities received minimal damage as a result of the hurricane, and our initial assessment of the collateral securing our mortgage loan portfolio reflects the same."

Total assets were $319.4 million at September 30, 2012, an increase of $6.2 million compared to December 31, 2011. During the first nine months of 2012, cash and cash equivalents decreased by $20.4 million to $7.2 million. Total securities available-for-sale were $13.1 million at September 30, 2012, a decrease of $9.6 million compared to December 31, 2011. This decrease was primarily due to maturities of U.S. Agency issued securities during the first nine months of 2012. Total securities held-to-maturity increased by $15.1 million, to $74.7 million, during the first nine months of 2012. This increase in securities held-to-maturity was primarily due to the purchase of $27.4 million in US Agency issued CMOs and $4.0 million in US Agency issued mortgage-backed securities. These purchases were partially offset by $16.1 million in repayments of principal on mortgage-backed securities and CMOs. Net loans receivable were $215.9 million at September 30, 2012, an increase of $20.3 million, or 10.4%, compared to December 31, 2011. During the nine months ended September 30, 2012, our first mortgage loans secured by single family residential loans increased by $10.3 million, our funded home equity loans and lines increased by $3.3 million, our loans secured by multifamily residential collateral increased by $3.1 million, and our first mortgage loans secured by non-residential commercial real estate increased by $5.1 million.

Total deposits were $195.9 million at September 30, 2012 and $194.3 million at December 31, 2011. Non-interest bearing deposits increased during the nine month period by $3.0 million, to $12.8 million, and interest-bearing deposits decreased by $1.4 million, to $183.1 million. Total Federal Home Loan Bank advances and other borrowings were $61.4 million at September 30, 2012, an increase of $4.3 million from December 31, 2011. This increase in borrowings was primarily used to fund the growth in our loans receivable during the first nine months of 2012.

Total shareholders' equity was $55.6 million at September 30, 2012, a decrease of $1.9 million from December 31, 2011. During the first nine months of 2012, the Company acquired 264,878 shares of its common stock at a total cost of $4.3 million pursuant to its repurchase plans. The cost of our stock repurchases during the first nine months of 2012 was partially offset by net income of $1.8 million, and the release of 43,084 shares held by the Company's Recognition and Retention Plan Trust, with a total cost basis of $543,000, which became vested and were released to plan participants during the period. The Bank's tier 1 leverage ratio was 15.24% at September 30, 2012 compared to 15.00% at December 31, 2011. Tier 1 risk-based capital and total risk-based capital at the bank level were 28.21% and 29.33%, respectively, at September 30, 2012, and 29.32% and 30.38%, respectively, at December 31, 2011.

Net interest income was $2.6 million during the third quarter of 2012, an increase of $129,000 compared to the third quarter of 2011. During the third quarter of 2012, interest income was $3.6 million, a decrease of $75,000 compared to the third quarter of 2011. This decrease in interest income between the respective quarterly periods was due to a 14 basis point decrease in the average yield on our interest-earning assets, which was partially offset by a $3.0 million increase in the average balance of our interest-earning assets.  The average yield on our interest-earning assets was 4.61% and 4.75%, respectively, for the quarterly periods ended September 30, 2012 and 2011. Interest income on loans receivable was $2.9 million during the third quarter of 2012, an increase of $153,000 compared to the third quarter of 2011. The increase in interest income on loans receivable was due primarily to a $27.9 million increase in the average balance of our loans receivable, the effect of which was partially reduced by a 46 basis point decrease in the average yield of our loan portfolio. The average balance of our mortgage-backed securities and CMOs increased by $20.9 million while the average yield on these securities decreased by 154 basis points during the third quarter of 2012 compared to the third quarter of 2011, resulting in a decrease of $81,000 in interest income earned on mortgage-backed securities and CMOs. Interest income on investment securities during the third quarter of 2012 was $37,000, at an average yield of 2.31%, compared to $178,000, at an average yield of 1.54%, during the third quarter of 2011.

During the nine months ended September 30, 2012, net interest income was $7.5 million, an increase of $183,000 compared to the nine months ended September 30, 2011. Interest income was $10.8 million and $11.3 million, respectively, for the nine month periods ended September 30, 2012 and September 30, 2011. This decrease in interest income was due to a $1.9 million decrease in the average balance of our interest-earnings assets, and a 20 basis point decrease in the average yield on interest-earning assets. Interest income on our loans receivable was $8.4 million for the nine month period ended September 30, 2012, an increase of $210,000 compared to the nine month period ended September 30, 2011. The average balance of our loans receivable increased by $23.5 million during the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011. The benefit derived by this increase in the average balance of our loans was offset by a 53 basis point decrease in the average yield earned on our loans receivable. During the first nine months of 2012, the average balance of our mortgage-backed securities and CMOs increased by $18.5 million compared to the first nine months of 2011, while the average yield of our mortgage-backed securities and CMOs decreased by 142 basis points, resulting in a decrease in interest income of $261,000. The Company earned $113,000 on an average investment securities portfolio of $7.0 million during the first nine months of 2012 compared to $575,000 on an average investment securities portfolio $49.6 million during the first nine months of 2011.

Total interest expense was $1.1 million, with our interest-bearing liabilities having an average cost of 1.71%, during the third quarter of 2012, compared to $1.3 million and an average cost of 2.07% for the third quarter of 2011. The average rate paid on interest-bearing deposits was 1.12% during the quarter ended September 30, 2012, a decrease of 30 basis points from the quarter ended September 30, 2011. Interest expense on borrowings was $552,000 at an average cost of 3.36% during the third quarter of 2012, and $624,000 at an average cost of 3.91% during the third quarter of 2011.  The net interest rate spread between our interest-earning assets and our interest-bearing liabilities was 2.90% for the third quarter of 2012, compared to 2.68% for the third quarter of 2011. Our net interest margin, which expresses net interest income as a percentage of average interest-earning assets, was 3.26% for the three month period ended September 30, 2012, an increase of 14 basis points from the three month period ended September 30, 2011.

Total interest expense for the first nine months of 2012 was $3.3 million, a decrease of $704,000 compared to the first nine months of 2011. Average interest-bearing liabilities were $246.6 million during the nine month period ended September 30, 2012, compared to $247.7 million during the nine month period ended September 30, 2011. The average cost of our interest-bearing liabilities was 1.77% for the nine months ended September 30, 2012, compared to 2.14% for the nine months ended September 30, 2011. The net interest rate spread between our interest-earning assets and interest-bearing liabilities was 2.84% for the first nine months of 2012, an increase of 17 basis points compared to the first nine months of 2011.

The Company recorded provisions for loan losses of $98,000 and $89,000, respectively, for the quarters ended September 30, 2012 and 2011. Our allowance for loan losses was $1.9 million at September 30, 2012, or 267.83% of our non-performing loans at such date.

For the nine month periods ended September 30, 2012 and September 30, 2011, our provisions for loan losses were $226,000 and $59,000, respectively. Total non-performing loans were $715,000, and total non-performing assets were $1.3 million at September 30, 2012.   Stated as a percentage of total loans receivable, our allowance for loan losses was 0.88% and 0.91% at September 30, 2012 and December 31, 2011, respectively.

Non-interest income for the third quarter of 2012 was $548,000, an increase of $235,000 from the third quarter of 2011. Our customer service fees, which are primarily comprised of fees earned on transaction accounts, loan servicing fees, and broker commissions earned on reverse mortgage loans, were $160,000 during the third quarter of 2012, an increase of $61,000 from the comparable 2011 period. Gains on the sale of mortgage loans were $359,000 during the third quarter of 2012, compared to $122,000 during the third quarter of 2011. During the third quarter of 2011, the Company realized gains of $72,000 on the sale of securities. There were no such sales during the third quarter of 2012. Other non-interest income was $29,000 and $20,000, respectively, for the three month periods ended September 30, 2012 and 2011.

For the nine month periods ended September 30, 2012 and 2011, total non-interest income was $1.4 million and $756,000, respectively. During the 2012 period, the Company recorded a $189,000 increase in its customer service fees, and a $465,000 increase in the gain on the sale of loans. There were no securities sold during the nine month period ended September 30, 2012, compared to the sale of $1.1 million in mortgage-backed securities which resulted in gains of $72,000 during the nine month period ended September 30, 2011. Other non-interest income was $95,000 during the first nine months of 2012 and $66,000 during the first nine months of 2011.

Non-interest expense was $2.0 million for the quarter ended September 30, 2012 compared to $1.9 million for the quarter ended September 30, 2011. Salaries and employee benefits expense was $1.3 million during the third quarter of 2012, an increase of $142,000 compared to the third quarter of 2011. Occupancy expenses were $319,000 and $280,000 for the respective quarters ended September 30, 2012 and 2011. The increases in our salaries and employee benefits expense and our occupancy expenses were primarily due to the staffing and operating expenses associated with our new full service branch, which opened in May 2012.  At September 30, 2012, the Company had 72 full-time equivalent employees compared to 63 full-time equivalent employees at September 30, 2011.  The net cost associated with our OREO operations was $29,000 during the third quarter of 2012, a decrease of $43,000 compared to the third quarter of 2011. Our OREO expenses for the third quarter of 2012 included an impairment charge of $20,000 recorded against a repossessed restaurant in Baton Rouge, Louisiana. Other non-interest expenses for the quarters ended September 30, 2012 and 2011 were $279,000 and $265,000, respectively.

Total non-interest expense for the nine months ended September 30, 2012 and 2011 was $5.9 million and $5.6 million, respectively. Salaries and employee benefits expense was $3.7 million for the nine month period ended September 30, 2012 and $3.5 million for the nine month period ended September 30, 2011. Occupancy expenses were $923,000 and $833,000 for the respective nine month periods ended September 30, 2012 and 2011. The net cost of OREO operations during the first nine months of 2012 was $99,000, a decrease of $211,000 compared to the first nine months of 2011. Other non-interest expenses were $864,000 for the nine months ended September 30, 2012, an increase of $115,000 compared to the nine months ended September 30, 2011. This increase in other year-to-date non-interest expense was due to increased costs associated with advertising and supplies for our new branch, as well as increased professional fees related to auditing and consulting services.

Income tax expense was $344,000 based on pre-tax income of $991,000 during the third quarter of 2012 compared to income tax expense of $299,000 on pre-tax income of $795,000 during the third quarter of 2011.

For the nine month period ended September 30, 2012, the Company recorded income tax expense of $948,000, an increase of $100,000 from the nine month period ended September 30, 2011. This increase in income tax expense was primarily due to an increase in pre-tax income of $350,000 between the respective nine month periods.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2011, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2012	2011
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 319,354	$ 313,128
Cash and cash equivalents	7,209	27,589
Securities available-for-sale
Investment securities	6,395	12,394
Mortgage-backed securities & CMOs	6,713	10,356
Securities held-to-maturity
Investment securities	--	--
Mortgage-backed securities & CMOs	74,678	59,581
Loans receivable, net	215,898	195,632
Deposits	195,913	194,326
FHLB advances and other borrowings	61,426	57,113
Shareholders' equity	55,594	57,520

Book Value per Share	$18.55	$17.66

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$ 3,622	$ 3,697	$ 10,771	$ 11,292
Total interest expense	1,064	1,268	3,274	3,978
Net interest income	2,558	2,429	7,497	7,314
Provision for loan losses	98	89	226	59
Net interest income after provision for loan losses	2,460	2,340	7,271	7,255
Total non-interest income	548	313	1,367	756
Total non-interest expense	2,017	1,858	5,908	5,631
Income before income taxes	991	795	2,730	2,380
Income taxes	344	299	948	848
Net income	$ 647	$ 496	$ 1,782	$ 1,532

Earnings per share:
Basic	$ 0.25	$ 0.18	$ 0.67	$ 0.52
Diluted	$ 0.24	$ 0.17	$ 0.64	$ 0.50
Weighted average shares outstanding
Basic	2,554,652	2,819,784	2,667,946	2,963,881
Diluted	2,701,072	2,956,878	2,807,969	3,086,433

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.61%	4.75%	4.61%	4.81%
Average rate on interest-bearing liabilities	1.71%	2.07%	1.77%	2.14%
Average interest rate spread(2)	2.90%	2.68%	2.84%	2.67%
Net interest margin(2)	3.26%	3.12%	3.21%	3.11%
Average interest-earning assets to average interest-bearing liabilities	126.23%	126.80%	126.23%	126.45%
Net interest income after provision for loan losses to non-interest expense	121.96%	125.94%	123.07%	128.84%
Total non-interest expense to average assets	2.50%	2.33%	2.47%	2.34%
Efficiency ratio(3)	64.94%	67.76%	66.65%	69.78%
Return on average assets	0.80%	0.62%	0.74%	0.64%
Return on average equity	4.65%	3.42%	4.17%	3.43%
Average equity to average assets	17.26%	18.19%	17.84%	18.54%

	At or For the Period Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,
Asset Quality Ratios(4):	2012	2012	2012	2011
Non-performing loans as a percent of total loans receivable (5) (6)	0.33%	0.52%	0.53%	0.54%
Non-performing assets as a percent of total assets(5)	0.42%	0.55%	0.60%	0.51%
Allowance for loan losses as a percent of non-performing loans	267.83%	160.87%	160.31%	168.06%
Allowance for loan losses as a percent of total loans receivable (6)	0.88%	0.84%	0.85%	0.91%
Net charge-offs during the period to average loans receivable (6)(7)	0.00%	0.00%	0.05%	0.00%

Capital Ratios(4):
Tier 1 leverage ratio	15.24%	14.90%	14.86%	15.00%
Tier 1 risk-based capital ratio	28.21%	27.83%	28.86%	29.32%
Total risk-based capital ratio	29.33%	28.89%	29.89%	30.38%

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT: Lawrence J. LeBon, III,
         Chairman, President &
         Chief Executive Officer

         or

         John LeBlanc,
         SVP & Chief Financial Officer
         Telephone: (504) 834-1190